	APAC Customer Services, Inc.	Phone 847-374-4980
	Six Parkway North Center	Fax 847-374-4991
APAC Customer Services	Deerfield, IL 60015	www.apaccustomerservices.com

Exhibit 99.1

March 21, 2002

Securities and Exchange Commission

450 5th Street, NW

Washington, DC 20549

Ladies and Gentleman:

Pursuant to Securities and Exchange Commission Release No. 33-8070, this letter is to confirm that APAC Customer Services, Inc. has received assurance from its independent public accountants, Arthur Andersen LLP (“Arthur Andersen”), that Arthur Andersen’s audit of our consolidated financial statements as of December 30, 2001 and for the year then ended (the “Audit”) was subject to Arthur Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the Audit, and availability of national office consultation.

APAC Customer Services, Inc.

/s/ Marc T. Tanenberg

Senior Vice President

And Chief Financial Officer